Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-03957, 333-40721, 333-51994, 333-85542, 333-85546, 333-142985, and 333-167123 of The Williams Companies, Inc., on Form S-8, and Registration Statement Nos. 333-29185, 333-106504 and 333-159559 of The Williams Companies, Inc. on Form S-3 of our report dated February 23, 2012, relating to the financial statements of Gulfstream Natural Gas System, L.L.C. as of and for the years ended December 31, 2011 and 2010, appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of The Williams Companies, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

April 11, 2012